EXHIBIT 5.1

                         SHUMAKER, LOOP & KENDRICK, LLP
                           2800 BANK OF AMERICA PLAZA
                           101 EAST KENNEDY BOULEVARD
                             POST OFFICE BOX 172609
                            TAMPA, FLORIDA 33672-0609

                                December 10, 2003

JB Oxford Holdings, Inc.
9665 Wilshire Boulevard
Suite 300
Beverly Hills, CA  90212

      Re:   Registration Statement on Form S-3

Gentlemen:

      We have acted as counsel to JB Oxford Holdings, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-3, as may be amended and supplemented from time to time (the "Registration Statement") with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, relating to the proposed resale by selling shareholders of (i) up to 120,000 shares (the "Shares") of the Company's common stock, $.01 par value ("Common Stock") previously issued to a selling shareholder named in the prospectus which forms part of the Registration Statement and (ii) up to 2,029,474 shares of Common Stock issuable to a selling shareholder named in the prospectus which forms part of the Registration Statement upon the conversion of certain secured convertible notes (the "Note Shares").

      This opinion is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

      In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

      Based upon the foregoing, it is our opinion that (i) the Shares are legally issued, fully paid and nonassessable and (ii) the Note Shares, when issued, delivered and paid for in accordance with the secured convertible notes will be legally issued, fully paid and nonassessable.

      This opinion letter is limited to the federal laws of the United States and the general corporation laws of the State of Utah, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

      The undersigned hereby consents to the filing this opinion as Exhibit 5.1 to the Registration Statement and to the use of its name in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 17 of the Act.

                                        Very truly yours,


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                                        /s/ Shumaker, Loop & Kendrick, LLP
                                        SHUMAKER, LOOP & KENDRICK, LLP


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